UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 19, 2008

BMB MUNAI, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	001-33034	30-0233726
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification Number)

202 Dostyk Ave., 4th Floor, Almaty, Kazakhstan
(Address of principal executive offices)

050051
(Zip code)

+7 (7272) 375-125
(Registrant’s telephone number, including area code)

N/A
(Former name of former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 19, 2008, two new directors were appointed to the board of directors (the “Board”) of BMB Munai, Inc. (the “Company”) to fill existing vacancies in the Board. The Board appointed Company president Askar Tashtitov to fill one vacancy. Mr. Tashtitov will be slated to stand for re-election at the next annual meeting of stockholders of the Company tentatively scheduled for the summer of 2008. Also appointed to the Board was Jason M. Kerr. The vacancy filled by Mr. Kerr is scheduled to stand for re-election at the annual meeting of stockholders in 2010.

Following is a brief description of the background and business experience of Mr. Tashtitov and Mr. Kerr.

Mr. Tashtitov joined the Company in 2004 as a financial analyst. Since May 2006 he has served as the president of the Company. Prior to joining the Company, from 2002 to 2004, Mr. Tashtitov was employed by PA Government Services, Inc. where he worked as a management consultant specializing in oil and gas projects. In May 2002, Mr. Tashtitov earned a Bachelor of Arts degree from Yale University majoring in Economics and History. Mr. Tashtitov passed the AICPA Uniform CPA Examination in August, 2006. Mr. Tashtitov is 28 years old. Mr. Tashtitov is not a director or nominee of any other SEC reporting issuer.

Mr. Kerr graduated from the University of Utah in 1995 with a Bachelors of Science degree in Economics and in 1998 with a Juris Doctor from the same university where he was named the William H. Leary Scholar. Since 2006 Mr. Kerr has been the associate general counsel of Basic Research, LLC, concentrating in intellectual property litigation. Prior to joining Basic Research, Mr. Kerr was a partner with the law firm of Plant, Christensen & Kanell in Salt Lake City, Utah. Mr. Kerr was employed with Plant, Christensen & Kanell from 1996 through 2001 and from 2004 to 2006. From 2001 through 2004 Mr. Kerr was employed as a commercial litigator with the Las Vegas office of Lewis and Roca. Mr. Kerr is 36 years old. Mr. Kerr is not a nominee or director of any other SEC reporting issuer.

It is anticipated that Mr. Kerr will be appointed to the audit committee of the Board.

Other than compensation resulting solely from his employment as the president of the Company, the Company has not engaged in any transaction in excess of $120,000 since the beginning of its last fiscal year with Mr. Tashtitov, nor is it currently considering any proposal to do so. Similarly, the Company has not engaged in any transaction in excess of $120,000 since the beginning of its last fiscal year with Mr. Kerr, nor is it currently considering any proposal to do so.

On May 21, 2008 the Company also announced that Sanat Kasymov has notified the Company of his intention to resign as chief financial officer following completion and filing of the Company’s annual report with the U.S. Securities and Exchange Commission in June 2008. Mr. Kasymov will continue to work with the Company as the director of the representative office of BMB Munai, Inc. in Kazakhstan and he intends to pursue other business interests in Almaty, Kazakhstan.

Mr. Kasymov’s pending resignation as chief financial officer was not the result of any disagreement with the Company on any matter relating to its operations, policies or practices.

The Board has asked Leonard Stillman, an independent director of the Company and member of the Company’s audit committee, to act as interim chief financial officer following Mr. Kasymov’s resignation until a permanent replacement candidate is selected.

Following is a brief description of the background and business experience of Mr. Stillman.

Mr. Stillman received his Bachelor of Science in mathematics from Brigham Young University and Master of Business Administration from the University of Utah. He began his career in 1963 with Sperry UNIVAC as a programmer developing the trajectory analysis software for the Sergeant Missile system. Mr. Stillman spent many years as a designer and teacher of computer language classes at Brigham Young University, where he developed applications for the Administrative Department including the school’s first automated teacher evaluation system. During that time, he was also a Vice-President of Research and Development for Automated Industrial Data Systems, Inc and the Owner of World Data Systems Company, which provided computerized payroll services for companies such as Boise Cascade. Mr. Stillman has over 35 years of extensive business expertise including strategic planning, venture capital financing, budgeting, manufacturing planning, cost controls, personnel management, quality planning and management, and the development of standards, policies and procedures. He has extensive skills in the design and development of computer software systems and computer evaluation. Mr. Stillman is a Co-Founder of Stillman George, Inc., where he is primarily responsible for managing information, technical development and financial analysis projects and development as well as involved in general company management and consulting activities.  The company consolidates a broad variety of skills from a growing group of business professionals to provide needed support in finance, marketing, management, sales, planning, product development and more to businesses worldwide. Mr. Stillman is 65 years old. Mr. Stillman is not a director or nominee of any other SEC reporting issuer.

It is anticipate that upon his appointment as interim chief financial officer, Mr. Stillman will no longer be considered an independent director and will resign as a member of the audit committee of the Board.

The Company has not engaged in any transaction in excess of $120,000 since the beginning of its last fiscal year with Mr. Stillman and, other than compensation he may receive in the future resulting solely from his employment as interim chief financial officer, the Company is not currently considering any proposal that would result in such a transaction with Mr. Stillman.

There are no family relationships between Mr. Tashtitov, Mr. Kerr or Mr. Stillman and any other director or executive officer of the Company.

Item 8.01 Other Events

On May 21, 2008 the Company issued a press release announcing the changes discussed in Item 5.02 above.

A copy of the press release is attached as an exhibit to this Report.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 99.1	Press Release of BMB Munai, Inc., dated May 21, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BMB MUNAI, INC.

Date: May 21, 2008	By:	/s/ Adam R. Cook
Adam R. Cook
Corporate Secretary